Exhibit 3.1

02/03/2017 201703401016 AMENDED/RESTATED ARTICLES (AMA)
DATE DOCUMENT ID DESCRIPTION FILING EXPED PENALTY CERT COPY
50.00 300.00 0.00 0.00 0.00
Receipt
This is not a bill. Please do not remit payment.
PORTER WRIGHT MORRIS & ARTHUR LLP
ATTN: KATHY SCHAFER
41 S HIGH ST #3200
COLUMBUS, OH 43215
STATE OF OHIO
CERTIFICATE
Ohio Secretary of State, Jon Husted
804956
It is hereby certified that the Secretary of State of Ohio has custody of the business records for
LANCASTER COLONY CORPORATION
and, that said business records show the filing and recording of:
Document(s)
AMENDED/RESTATED ARTICLES
Effective Date:
02/03/2017
Document No(s):
201703401016
Witness my hand and the seal of the
Secretary of State at Columbus, Ohio this
3rd day of February, A.D. 2017.
United States of America State of Ohio
Office of the Secretary of State
Ohio Secretary of State

Form 540 Prescribed by:
JON HUSTED OHIO SECRETARY Of STATE
Toll Free: (877) SOS-FILE (877-767-3453)
Central Ohio: (614) 466-3910
www.OhioSecretaryofstate busserv@OhioSecretaryofState.gov
File online or for more information: www.OHBusinessCentral.com
Regular Filing (non expedite)
P.O. Box 1329
Columbus, OH 43216
Certificate of Amendment
(For-Profit, Domestic Corporation)
Filing Fee: $50
Form Must Be Typed
Check appropriate box:
Amendment to existing Articles of Incorporation (125-AMDS)
Amended and Restated Articles (122-AMAP) - The following articles supersede the existing articles and all amendments thereto.
Mail this form to one of the following:
Expedite Filing (two business day processing time. Requires an additional $100.00)
P.O. Box 1390
Columbus, OH 43216
Complete the following information:
Name of Corporation Lancaster Colony corporation
Charter Number 804956
Check one box below and provide information as required:
The articles are hereby amended by the Incorporators. Pursuant to Ohio Revised Code section 1701.70(A), incorporators may adopt an amendment to the articles by a writing signed by them if initial directors are not named in the articles or elected and before subscriptions to shares have been received.
The articles are hereby amended by the Directors. Pursuant to Ohio Revised Code section 1701.70
(A), directors may adopt amendments if initial directors were named in articles or elected, but subscriptions to shares have not been received. Also, Ohio Revised Code section 1701.70(B) sets forth additional cases in which directors may adopt an amendment to the articles.
The resolution was adopted pursuant to Ohio Revised Code section 1701.70(B) 1701.70(B)(7)
(In this space insert the number 1 through 10 to provide basis for adoption.)
The articles are hereby amended by the Shareholders pursuant to Ohio Revised Code section 1701.71.
The articles are hereby amended and restated pursuant to Ohio Revised Code section 1701.72.
Form 540 Page 1 of 2 Last Revised: 4/17/2014

A copy of the resolution of amendment is attached to this document.
Note: If amended articles were adopted, they must set forth all provisions required in original articles except that articles amended by directors or shareholders need not contain any statement with respect to initial stated capital. See Ohio Revised Code section 1701.04 for required provisions.
If authorized representative is an individual, then they must sign in the “signature” box and print their name in the “Print Name, box.
If authorized representative is a business entity, not an individual, then please print the business name in the “signature” box, an authorized representative of the business entity must sign in the “By” box and print their name in the ‘Print Name’ box.
Required must be signed by all incorporators, if amended by incorporators, or an authorized officer if amended shareholders, pursuant to Ohio Revised Code section 1701.73(B) and (C). by directors or
Signature
By (if applicable)
Matthew R. Shurte
Print Name
Signature
By (if applicable)
Print Name
Form 540

Last Revised: 4/17/2014

Lancaster Colony Corporation

Attachment to Certificate of Amendment

Resolutions adopted by the Directors

NOW, THEREFORE, BE IT RESOLVED, that the Articles, be, and hereby are, amended and restated to change the principal office of the corporation to Westerville, Delaware County, Ohio as set forth on the attached Exhibit A; and

FURTHER RESOLVED, that the Secretary of the Company be, and hereby is, authorized and directed to execute a Certificate of Amendment to the Articles of Incorporation of Lancaster Colony Corporation and to file the same with the Secretary of State of the State of Ohio.

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LANCASTER COLONY CORPORATION

FIRST: The name of the Corporation (hereinafter called the “Corporation”) is LANCASTER COLONY CORPORATION.

SECOND: The place in Ohio where the principal office of the Corporation is located is Westerville, Delaware County.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Law, as now in effect or hereafter amended.

FOURTH: The amount of the total authorized capital stock which the Corporation shall have authority to issue is Seventy-Eight Million Fifty Thousand (78,050,000) shares, consisting of Seventy-Five Million (75,000,000) shares of Common Stock (the “Common Stock”) which are common shares without par value, Seven Hundred Fifty Thousand (750,000) shares of Class A Participating Preferred Stock (“Class A Preferred Stock”) which are preferred shares with $1.00 par value, One Million One Hundred Fifty Thousand (1,150,000) shares of Class B Voting Preferred Stock (“Class B Preferred Stock”) which are preferred shares without par value, and One Million One Hundred Fifty Thousand (1,150,000) shares of Class C Nonvoting Preferred Stock (“Class C Preferred Stock”) which are preferred shares without par value.

(A)	EXPRESS TERMS OF THE COMMON STOCK.

The shares of Common Stock shall be subject to the terms of the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock (collectively, “Preferred Stock”) and the express terms of any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock and the holders thereof shall be entitled to one vote for each share of Common Stock on all questions presented to the shareholders. Subject to any rights to receive dividends to which the holders of the outstanding shares of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared, payable from time to time by the Board of Directors from funds legally available therefor.

(B)	EXPRESS TERMS OF THE CLASS A PREFERRED STOCK

(1)    Dividends.

(i)     The holders of record of shares of Class A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the last day of each March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Class A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b), subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), paid on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction or a share of Class A Preferred Stock. In the event the Corporation shall at any time after November 18, 1991 (the “Rights Declaration Date”): (x) declare any dividend on Common Stock payable in shares of Common Stock, (y) subdivide the outstanding Common Stock, or (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount of dividends to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)    On or after the date of the first issuance of any share or fraction of a share of Class A Preferred Stock, no dividend on Common Stock shall be declared unless concurrently therewith a dividend or distribution is declared on the Class A Preferred Stock as provided in clause (i) of paragraph (B)(1) of this Article FOURTH and the declaration of any such dividend on the Common Stock shall be expressly conditioned upon payment or declaration of and provision for payment of a dividend on the Class A Preferred Stock. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Class A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii)    Dividends shall begin to accrue and be cumulative on outstanding shares of Class A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Class A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the record date for the first Quarterly Dividend Payment Date following such date of issue, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Class A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of holders of shares of Class A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

(2) Voting Rights. The holders of shares of Class A Preferred Stock shall have the following voting rights:

(i)    Each share of Class A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation.

(ii)    Except as otherwise provided herein or by law, the holders of shares of Class A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii)    (a) If at any time dividends on any Class A Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the currently quarterly dividend period on all shares of Class A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, holders of Class A Preferred Stock, voting as a class, shall have the right to elect two (2) Directors.

(b)    During any default period, such voting right of the holders of Class A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (c) of this paragraph (2)(iii) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Class A Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Class A Preferred Stock of such voting right. At any meeting at which the holders of Class A Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting because of existing vacancies is less than two, the holders of the Class A Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of two Directors. After the holders of the Class A Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Class A Preferred Stock as herein provided.

(c)    Unless the holders of Class A Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Class A Preferred Stock outstanding may request, the calling of a special meeting which special meeting shall thereupon be called by the President of the Corporation. Notice of such meeting and of any annual meeting at which holders of Class A Preferred Stock are entitled to vote pursuant to this paragraph (2)(iii)(c) shall be given to each holder of record of Class A Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Class A Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (2)(iii)(c), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(d)    In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Class A Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (y) the Directors so elected by the holders of the Class A Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (z) any vacancy in the Board of Directors may (except as provided in this paragraph (2)(iii)(d)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References to this paragraph (iii) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (z) of the immediately preceding sentence.

(e)    Immediately upon the expiration of a default period, (x) the right of the holders of Class A Preferred Stock as a class to elect Directors shall cease, (y) the term of any directors elected by the holders of Class A Preferred Stock as a class shall terminate, and (z) the ongoing number of Directors shall be such number as may be provided for in, or pursuant to, the Articles of Incorporation or Regulations of the Corporation, irrespective of any increase made pursuant to the provisions of paragraph (2)(iii)(b) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Regulations). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors, even though less than a quorum.

(3)    Dissolution, Liquidation and Winding Up.

(i)    In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (hereinafter referred to as a “Liquidation”), the holders of Class A Preferred Stock shall receive an amount per share equal to the greater of (a) $7,000, or (b) 100 times the amount per share to be distributed to holders of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Class A Liquidation Preference”).

(ii)    In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Class A Liquidation Preference determined pursuant to paragraph (3)(i)(b) shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(4)    Redemption. The shares of Class A Preferred Stock shall not be redeemable.

(5)    Conversion Rights. The Class A Preferred Stock is not convertible into Common Stock or any other security of the Corporation.

(6)    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Class A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged, In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Class A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7)    Fractional Shares. Class A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Class A Preferred Stock.

(C)	EXPRESS TERMS OF THE CLASS B PREFERRED STOCK

The shares of Class B Preferred Stock may be issued from time to time in one or more series. All shares of Class B Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of this paragraph (C), which provisions shall apply to all Class B Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

(1)    the designation of the series, which may be by distinguishing number, letter or title;

(2)    the number of shares of the series; which number the Board of Directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

(3)    the dividend rate of the series;

(4)    the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

(5)    the redemption rights and price or prices for shares of the series;

(6)    sinking fund requirements, if any, for the purchase or redemption of shares of the series;

(7)    the liquidation price payable on shares of the series in the event of any liquidation, dissolution or winding up of affairs of the Corporation;

(8)    whether the shares of the series shall be convertible into Common Stock, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

(9)    restrictions on the issuance of shares of any class or series; and

(10)    such other terms as the Board of Directors may by law from time to time be permitted to fix or change.

The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (10) of this paragraph (C).

Shares of Class B Preferred Stock shall entitle the holder thereof to one vote per share of Class B Preferred Stock on all matters submitted to a vote of the shareholders of the Corporation. Except as otherwise provided herein or by law, the holders of shares of Class B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation. During any period in which dividends on the Class B Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the Class B Preferred Stock, voting together as a class with the holders of any other class or series of Preferred Stock who are similarly entitled to vote, will have the right to elect two (2) directors which two (2) directorships shall be in addition to that number of directors then determined as constituting die number of members of the Board of Directors pursuant to the Regulations of the Corporation. The approval of a majority of the outstanding shares of Class B Preferred Stock voted together as a class shall be required in order to amend the Articles of Incorporation of the Corporation to affect adversely the rights of the holders of the Class B Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class B Preferred Stock.

(D)	EXPRESS TERMS OF CLASS C PREFERRED STOCK.

The shares of Class C Preferred Stock may be issued from time to lime in one or more series. All shares of Class C Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of this paragraph (D), which provisions shall apply to all Class C Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

(1)    the designation of the series, which may be by distinguishing number, letter or title;

(2)    the number of shares of the series, which number the Board of Directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

(3)    the dividend rate of the series;

(4)    the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

(5)    the redemption rights and price or prices for shares of the series;

(6)    sinking fund requirements, if any, for the purchase or redemption of shares of the series;

(7)    the liquidation price payable on shares of the series in the event of any liquidation, dissolution or winding up of affairs of the Corporation;

(8)    whether the shares of the series shall be convertible into Common Stock, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

(9)    restrictions on the issuance of shares of any class or series; and

(10)    such other terms as the Board of Directors may by law from time to time be permitted to fix or change.

The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (10) of this paragraph (D).

Shares of Class C Preferred Stock shall not be entitled to voting rights except to the extent described below. During any period in which dividends on the Class C Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the Class C Preferred Stock, voting together as a class with the holders of any other class or series of Preferred Stock who are similarly entitled to vote, will have the right to elect two (2) directors which two (2) directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Regulations of the Corporation. The approval of a majority of the outstanding shares of Class C Preferred Stock voted together as a class shall be required in order to amend the Articles of Incorporation of the Corporation to affect adversely the rights of the holders of the Class C Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class C Preferred Stock.

FIFTH: Except as otherwise provided in these Articles of Incorporation or in the Regulations, the holders of a majority of the outstanding shares are authorized to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares.

SIXTH: To the extent not prohibited by law, the Board of Directors may authorize the purchase by the Corporation of shares of any class issued by it.

SEVENTH: No holder of any class of shares of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in treasury, or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

EIGHTH: No holder of shares of any class of the Corporation shall have the right to cumulate his voting power in the election of the Board of Directors and the right to cumulate voting described in Ohio Revised Code § 1701.55 is hereby specifically denied to the holders of shares of any class of the Corporation.

NINTH: The Corporation may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes to the extent such shares are authorized by these Articles, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which any such shares may be purchased upon the exercise of any such right or option, including without limitation the time or times (which may be limited or unlimited in duration) at or within which, and the price or prices at which, any such shares may be purchased, shall be such as shall be determined as set forth or incorporated by reference in a resolution adopted by the Board of Directors providing for the creation and issue of such rights or options.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in these Articles of incorporation in the manner prescribed by the Ohio General Corporation Law. However, the provisions set forth in Article EIGHTH and this Article TENTH of these Articles of Incorporation may not be altered, amended, superseded or repealed in any respect, unless such action is approved by the affirmative vote of the holders of shares representing at least 80% of the shares of the Corporation entitled to vote for the election of directors, voting as a class. All rights conferred in these Articles of Incorporation are granted subject to the reservation set forth in this Article TENTH.

ELEVENTH: These Amended and Restated Articles of Incorporation supersede the existing Articles of Incorporation of the Corporation.